Exhibit 99.1

Pitney Bowes Announces Third Quarter Results

STAMFORD, Conn., Oct. 23 /PRNewswire-FirstCall/ -- Pitney Bowes Inc. (NYSE: PBI) today reported third quarter 2006 financial results.

For the third quarter 2006, revenue increased eight percent to $1.43 billion and income from continuing operations also rose eight percent to $144 million or $.64 per diluted share versus $.57 per diluted share for the prior year. This was a 12 percent increase in earnings per share over the prior year.

During the quarter, the company recorded an after-tax charge of $4 million or $.02 per diluted share as part of its previously announced restructuring program.

Excluding the impact of the restructuring charges in both periods, adjusted diluted earnings per share from continuing operations increased nine percent from $.61 in the prior year to $.66 this quarter. This was in line with the company's guidance of $.65 to $.67 per diluted share.

The company's Chairman and CEO Michael J. Critelli, noted, "This quarter we continued to enhance the strength and resiliency of our business model as we invested in growth opportunities, while improving operating efficiency. Our confidence in the sustainability of our results was underscored during the quarter as our revenue and earnings per share were again both within our targeted growth ranges. We believe the company is uniquely positioned to take advantage of the many large and growing opportunities in the mailstream."

Net cash used in operating activities was $68 million during the quarter. The net use of cash during the quarter includes the payment of approximately $238 million of taxes related to the sale of Capital Services and the settlement with the IRS as previously disclosed. Free cash flow was $133 million. Year-to-date the company has generated $390 million of free cash flow.

The company used $19 million to repurchase 440 thousand of its shares during the quarter and has $229 million of remaining authorization for future share repurchases. Year-to-date the company has repurchased $312 million of its shares and plans to buy a total of $350 million to $400 million by year- end.

Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental, and financing of mail finishing, mail creation, shipping, and production mail equipment; supplies; support services; payment solutions; and mailing and customer communication software.

In the third quarter, Mailstream Solutions revenue increased nine percent to $1.0 billion and earnings before interest and taxes (EBIT) increased four percent to $297 million, when compared with the prior year.

Within Mailstream Solutions:

U.S. Mailing operations had third quarter revenue growth of five percent to $587 million and EBIT growth of three percent to $232 million. Growth in the quarter was driven by supplies and payment solutions as the meter base continued to transition to new digital technology and customers took advantage of our broad range of financial offerings. There was also good growth in the company's shipping solutions that allow businesses to determine the best and most cost effective way to ship packages and documents.

International Mailing revenue grew 17 percent to $253 million while EBIT increased by eight percent to $44 million. International Mailing revenue particularly benefited from growth in mailing systems equipment in the U K driven by the new requirement to pay postage based on the size and shape of the mail piece, as well as weight. Improved performance in Canada also contributed to revenue growth during the quarter. Transitional expenses related to the consolidation and outsourcing of administrative functions adversely affected the growth of International Mailing EBIT. We expect to start seeing the benefits of these initiatives in 2007.

Worldwide revenue for Production Mail grew 15 percent to $146 million and EBIT increased 43 percent to $14 million. In the U.S. revenue growth was favorably affected by continued strong placements of inserting systems and the company's advanced, high-speed metering system. The strong U.S. results were partially offset by lower sales in Europe.

Software revenue increased two percent to $50 million and EBIT declined 18 percent to $8 million. Revenue growth for the quarter was negatively affected by the comparison to the prior year, which included a large contract. EBIT was adversely impacted by investments in sales and marketing to position the business for longer-term growth.

Mailstream Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services for targeted customer markets; mail services operations, which include presort mail services and international outbound mail services; and marketing services.

For the quarter, Mailstream Services reported revenue growth of five percent to $397 million and EBIT growth of 32 percent to $35 million, versus the prior year.

Within Mailstream Services:

Management Services revenue increased one percent to $263 million for the quarter while EBIT increased 14 percent to $19 million, consistent with the company's strategy to focus on higher value service offerings and administrative cost reductions. The strong improvement in EBIT in the U.S. was partially offset by lower EBIT outside of the U.S.

Mail Services revenue grew nine percent to $91 million and EBIT grew 81 percent to $9 million. Revenue reflects growth in presort and international mail services, while EBIT benefited from the ongoing successful integration of acquired sites and increased operating efficiencies.

Marketing Services revenue increased 32 percent to $43 million and EBIT grew 42 percent to $6 million. Revenue growth benefited from the continued expansion of our marketing services programs.

Outlook

The company anticipates fourth quarter revenue growth in the range of seven to nine percent, which would result in full year revenue growth in the range of six to seven percent.

The company expects adjusted earnings per share in fourth quarter 2006 in the range of $0.76 to $0.78 and $2.68 to $2.70 for the full year. Earnings per share on a Generally Accepted Accounting Principles (GAAP) basis is expected to be $0.71 to $0.75 for the fourth quarter and $2.49 to $2.53 for the full year. The earnings expectations for fourth quarter and the full year are further summarized as follows:

	4Q06	4Q05	Full Year 2006	Full Year 2005
Adjusted EPS	$0.76 to $0.78	$0.69	$2.68 to $2.70	$2.46
Restructuring	($0.03 to $0.05)	($0.09)	($0.08 to $0.10)	($0.15)
Foundation
Contributions	N/A	N/A	N/A	($0.03)
Tax Reserve
Increase	N/A	($0.24)	($0.09)	($0.24)
GAAP EPS	$0.71 to $0.75	$0.36	$2.49 to $2.53	$2.04

During the fourth quarter, the company expects to record a restructuring charge in the range of $.03 to $0.05 per diluted share, which will complete the charges associated with the restructuring program.

Mr. Critelli added, "The consistency of performance and enhanced visibility of our operating results after the sale of Capital Services allowed us to provide 2007 revenue and earnings guidance during our recent Investor Update meeting in September. This was the earliest we have ever provided guidance for an ensuing year."

The company reconfirmed that in 2007 it expects revenue growth of five to eight percent with earnings per share in the range of $2.90 to $2.98.

Management of Pitney Bowes will discuss the company's results in a conference call today at 5:00 p.m. EDT. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at http://www.pb.com/investorrelations.

Pitney Bowes engineers the flow of communication. The company is a $5.6 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit http://www.pitneybowes.com/.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP).

However, the earnings per share and free cash flow results are adjusted to exclude the impact of special items such as restructuring charges and write downs of assets, which materially impact the comparability of the company's results of operations. Restructuring charges often reflect retooling of the business in an episodic way. Although they represent actual expenses to the company, these episodic charges might mask the periodic income associated with our business had there not been a retooling. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site http://www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of October 23, 2006. Quarterly results are preliminary and unaudited. This document contains "forward-looking statements" about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the fourth quarter and full year 2006 and full year 2007, and our expected diluted earnings per share for the fourth quarter and for the full year 2006 and full year 2007. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2005 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated statements of income for the three months ended September 30, 2006 and 2005, and consolidated balance sheets at September 30, 2006, June 30, 2006, and September 30, 2005, are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2006	2005 (1)	2006	2005 (1)
Revenue from:
Equipment sales	$337,291	$295,026	$959,683	$883,603
Supplies	84,728	73,165	250,412	222,797
Software	49,979	49,236	139,614	123,291
Rentals	196,219	198,894	590,257	606,029
Financing	185,547	162,810	538,139	488,334
Support services	182,294	172,216	529,399	518,176
Business services	397,273	377,682	1,176,682	1,097,335

Total revenue	1,433,331	1,329,029	4,184,186	3,939,565

Costs and expenses:
Cost of equipment
sales	173,068	146,147	485,828	443,500
Cost of supplies	26,071	18,105	66,475	54,372
Cost of software	11,044	10,260	32,326	26,787
Cost of rentals	42,231	38,975	128,070	125,261
Cost of support
services	104,042	97,574	298,791	290,898
Cost of business
services	307,378	299,863	917,285	888,522
Selling, general and
administrative	443,426	412,049	1,293,619	1,220,930
Research and
development	41,893	40,265	124,409	122,551
Interest, net	51,962	49,421	160,600	136,486
Restructuring charge	6,771	12,918	17,409	23,480
Charitable
contribution	-	-	-	10,000

Total costs
and expenses	1,207,886	1,125,577	3,524,812	3,342,787

Income from continuing
operations
before income taxes	225,445	203,452	659,374	596,778

Provision for income
taxes	77,565	68,023	247,222	200,243
Minority interest	3,653	2,410	9,814	6,914

Income from continuing
operations	144,227	133,019	402,338	389,621
Discontinued
operations	4,393	6,789	(456,264)	30,420

Net income (loss)	$148,620	$139,808	$(53,926)	$420,041

Basic earnings per
share
Continuing
operations	$0.65	$0.58	$1.80	$1.70
Discontinued
operations	0.02	0.03	(2.05)	0.13

Net income (loss)	$0.67	$0.61	$(0.24)	$1.83

Diluted earnings per
share
Continuing
operations	$0.64	$0.57	$1.78	$1.67
Discontinued
operations	0.02	0.03	(2.02)	0.13

Net income (loss)	$0.66	$0.60	$(0.24)	$1.80

Average common and
potential common
shares outstanding	224,082,673	231,466,231	225,848,482	232,718,298

(1)	Prior year amounts have been reclassified to conform with the current year presentation.

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

     Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	09/30/06	6/30/06	09/30/05	(1)
Current assets:
Cash and cash equivalents	$202,865	$196,315	$294,527
Short-term investments, at
cost which approximates
market	830,711	81,504	50,703
Accounts receivable, less
allowances:
09/06 $46,470 06/06 $46,856
09/05 $47,726	674,267	660,092	637,054
Finance receivables, less
allowances:
09/06 $44,693 06/06 $46,435
09/05 $63,950	1,325,764	1,285,907	1,354,119
Inventories	244,523	243,225	228,708
Other current assets and
prepayments	239,940	225,588	214,087
Assets of discontinued
operations	-	1,218,435	-

Total current assets	3,518,070	3,911,066	2,779,198

Property, plant and
equipment, net	614,817	621,627	626,737
Rental property and
equipment, net	491,777	480,942	1,015,875
Property leased under
capital leases, net	2,427	2,396	3,667
Long-term finance receivables,
less allowances:
09/06 $39,140 06/06 $37,540
09/05 $77,162	1,522,162	1,511,722	1,771,356
Investment in leveraged leases	255,993	255,724	1,464,218
Goodwill	1,788,081	1,753,812	1,623,505
Intangible assets, net	378,279	375,826	360,585
Other assets	849,333	799,506	874,646

Total assets	$9,420,939	$9,712,621	$10,519,787

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and
accrued liabilities	$1,568,610	$1,478,114	$1,465,538
Income taxes payable	1,007,700	220,503	135,684
Notes payable and current
portion of long-term
obligations	1,007,712	707,050	962,504
Advance billings	466,511	491,856	467,522
Liabilities of
discontinued operations	-	1,448,121	-

Total current liabilities	4,050,533	4,345,644	3,031,248

Deferred taxes on income	487,657	527,538	1,725,108
Long-term debt	3,348,990	3,363,665	3,689,759
Other noncurrent liabilities	266,631	270,901	331,642

Total liabilities	8,153,811	8,507,748	8,777,757

Preferred stockholders'
equity in a subsidiary
company	310,000	310,000	310,000

Stockholders' equity:
Cumulative preferred stock,
$50 par value,
4% convertible	12	17	17
Cumulative preference stock,
no par value,
$2.12 convertible	1,092	1,105	1,160
Common stock, $1 par value	323,338	323,338	323,338
Capital in excess of par value	227,440	229,745	215,232
Retained earnings	4,056,278	3,978,614	4,299,121
Accumulated other
comprehensive income	163,406	181,521	118,121
Treasury stock, at cost	(3,814,438)	(3,819,467)	(3,524,959)

Total stockholders' equity	957,128	894,873	1,432,030

Total liabilities and
stockholders' equity	$9,420,939	$9,712,621	$10,519,787

(1)	Prior period amounts have been reclassified to conform with the current year presentation.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2006
(Unaudited)

(Dollars in thousands)

			%
	2006	2005 (2)	Change
Third Quarter

Revenue

U.S. Mailing	$587,226	$558,901	5%
International Mailing	252,641	216,254	17%
Production Mail	146,212	126,956	15%
Software	49,979	49,236	2%
Mailstream Solutions	1,036,058	951,347	9%

Management Services	263,229	261,535	1%
Mail Services	91,067	83,610	9%
Marketing Services	42,977	32,537	32%
Mailstream Services	397,273	377,682	5%

Total Revenue	$1,433,331	$1,329,029	8%

EBIT (1)

U.S. Mailing	$232,337	$225,387	3%
International Mailing	43,843	40,741	8%
Production Mail	13,668	9,525	43%
Software	7,566	9,259	(18%)
Mailstream Solutions	297,414	284,912	4%

Management Services	18,976	16,627	14%
Mail Services	9,444	5,232	81%
Marketing Services	6,087	4,291	42%
Mailstream Services	34,507	26,150	32%

Total EBIT	$331,921	$311,062	7%

Unallocated amounts:
Interest, net	(51,962)	(49,421)
Corporate expense	(47,743)	(45,271)
Restructuring charge	(6,771)	(12,918)
Income before income taxes	$225,445	$203,452

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses.

(2)	Prior year amounts have been reclassified to conform with the current year presentation.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
September 30, 2006
(Unaudited)

(Dollars in thousands)

			%
	2006	2005 (2)	Change
Year to Date

Revenue

U.S. Mailing	$1,729,983	$1,670,784	4%
International Mailing	741,639	676,421	10%
Production Mail	396,268	371,734	7%
Software	139,614	123,291	13%
Mailstream Solutions	3,007,504	2,842,230	6%

Management Services	798,280	805,008	(1%)
Mail Services	275,914	247,525	11%
Marketing Services	102,488	44,802	129%
Mailstream Services	1,176,682	1,097,335	7%

Total Revenue	$4,184,186	$3,939,565	6%

EBIT (1)

U.S. Mailing	$697,816	$669,160	4%
International Mailing	131,565	134,160	(2%)
Production Mail	32,512	20,094	62%
Software	17,183	15,822	9%
Mailstream Solutions	879,076	839,236	5%

Management Services	61,367	48,622	26%
Mail Services	30,100	12,579	139%
Marketing Services	11,803	6,557	80%
Mailstream Services	103,270	67,758	52%

Total EBIT	$982,346	$906,994	8%

Unallocated amounts:
Interest, net	(160,600)	(136,486)
Corporate expense	(144,963)	(140,250)
Restructuring charge	(17,409)	(23,480)
Other expense	-	(10,000)
Income before income taxes	$659,374	$596,778

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses.

(2)	Prior year amounts have been reclassified to conform with the current year presentation.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2006	2005	2006	2005

GAAP income from
continuing operations
after income taxes,
as reported	$144,227	$133,019	$402,338	$389,621
Restructuring
charge	4,332	8,268	11,141	15,934
Tax settlement	-	-	20,000	-
Contributions to
charitable foundations	-	-	-	6,100
Income from continuing
operations after income
taxes, as adjusted	$148,559	$141,287	$433,479	$411,655

GAAP diluted earnings
per share from continuing
operations, as reported	$0.64	$0.57	$1.78	$1.67
Restructuring charge	0.02	0.04	0.05	0.07
Tax settlement	-	-	0.09	-
Contributions to
charitable foundations	-	-	-	0.03
Diluted earnings per
share from continuing
operations, as
adjusted	$0.66	$0.61	$1.92	$1.77

GAAP net cash provided
by operating activities,
as reported	$(67,634)	$216,202	$328,710	$425,735
Capital
expenditures	(81,430)	(67,766)	(243,858)	(215,446)
Reserve account
deposits	10,390	100	10,390	(9,100)
Restructuring payments
and discontinued
operations	33,045	(105)	56,437	(9,634)
Contributions to
charitable foundations	-	-	-	10,000
IRS/ Capital Services
tax payment	238,500		238,500
IRS bond payment	-	-	-	200,000

Free cash flow, as
adjusted	$132,871	$148,431	$390,179	$401,555

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Editorial - Sheryl Y. Battles
VP, Corp. Communications
203/351-6808

SOURCE: Pitney Bowes Inc.

CONTACT: Editorial - Sheryl Y. Battles, VP, Corp. Communications,
+1-203-351-6808; Financial - Charles F. McBride, VP, Investor Relations,
+1-203-351-6349

Web site: http://www.pb.com/